Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Nick Laudico/Jason Rando	Fred Hite
646-536-7030/7025	Senior Vice President
nlaudico@theruthgroup.com	Chief Financial Officer
jrando@theruthgroup.com	(574) 371-2218

Symmetry Medical Reports Record Second Quarter 2008 Revenue of $109.8 Million

Increases Full Year Revenue Guidance to a range of $410 Million to $420 Million

Second Quarter 2008 Highlights:

•                  Record revenue of $109.8 million, up 57.5% over second quarter 2007

•                  Gross profit of $27.4 million, up 86.3% over second quarter 2007

•                  Gross margin of 25.0%, up from 21.1% in the second quarter 2007 and 23.5% in the first quarter of 2008

•                  Operating income of $12.5 million, up 86.8% over second quarter 2007

WARSAW, Ind., August 6, 2008 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today second quarter 2008 financial results for the period ended June 28, 2008.

Revenue for the second quarter 2008 was $109.8 million, up 57.5% from $69.7 million reported in the second quarter 2007 and up 7.8% from $101.9 million reported in the first quarter 2008. Second quarter 2008 revenue included an additional $6.0 million from SSI and UCA, which was acquired in August 2007; and $12.2 million from the Company’s New Bedford, Massachusetts manufacturing facility, which was acquired from DePuy Orthopaedics, Inc. in January 2008. Excluding acquisitions, the Company achieved organic revenue growth of 31.4% over the second quarter of 2007.

Gross profit for the second quarter 2008 was $27.4 million, an increase of 86.3% from $14.7 million for the second quarter 2007 and an increase of 14.5% from $23.9 million for the first quarter 2008. Gross margin percentage for the second quarter 2008 was 25.0% compared to gross margin percentage of 21.1% for the second quarter 2007 and 23.5% for the first quarter of 2008. Gross margin for the second quarter of 2008 was unfavorably impacted by negative gross margin incurred at the Company’s Sheffield, UK operating unit.

Selling, general and administrative expenses were $14.9 million for the second quarter 2008, compared to $8.0 million in the second quarter 2007.  The year-over-year increase was primarily driven by the inclusion of $2.5 million of ongoing expense from the Company’s recent acquisitions, $2.5 million increase in employee related expense including non-cash stock based compensation and $1.4 million in professional fees and expenses incurred from the review of accounting irregularities at the Company’s Sheffield, UK operating unit. Selling, general and administrative expenses were also higher due to ongoing initiatives to improve management oversight and operational performance at the Company’s Sheffield, UK operating unit.

Operating income for the second quarter of 2008 was $12.5 million, up 86.8% from $6.7 million for the second quarter 2007 and up 30.6% from $9.6 million in the first quarter 2008. Operating margin for the second quarter 2008 was 11.4%, an increase from 9.6% and 9.4% for the second quarter 2007 and the first quarter 2008, respectively.

The second quarter 2008 included a non-cash gain of $1.4 million from an increase in the fair value of the Company’s interest rate derivatives due to higher interest rates, compared to a non-cash gain of $0.7 million in the second quarter 2007.

Income tax expense for the second quarter 2008 was $4.9 million, compared to $1.4 million for the second quarter of 2007. The Company’s overall corporate tax rate in the second quarter increased over the second quarter of 2007 due to a net loss at its Sheffield, UK facility, which carries a lower tax rate than the U.S. statutory rate. The Company also incurred a $0.7 million tax expense related to Symmetry’s ongoing assessment of reserves for uncertain tax provisions as required by FASB FIN48.

Net income for the second quarter 2008 was $6.2 million, or $0.18 per diluted share, compared to net income of $4.7 million, or $0.13 per diluted share, for the second quarter of 2007, and net income of $4.0 million, or $0.11 per diluted share, for the first quarter 2008.

The second quarter 2008 included $1.4 million pre-tax, or ($0.03) per diluted share, in professional fees and expenses related to the review of accounting irregularities at the Sheffield, UK operating unit and the effect of Sheffield’s net loss of $3.2 million, or ($0.09) per diluted share.  The wider net loss at Sheffield is due to decreased revenue as compared to the first quarter of 2008.  During the first quarter the Company focused on reducing past due orders which increased revenue for the first three months of the year.   While the revenue decreased in the second quarter, the cost structure remained consistent which generated a larger net loss. The Company anticipates its ongoing initiatives to improve management oversight and operational performance to improve profitability during the second half of 2008 and into 2009.

The weighted average number of diluted shares outstanding during the second quarter of 2008 was 35,323,000.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “We are very encouraged by the record revenue generated in the second quarter of 2008, which reflects continued demand for our business by all of our major orthopedic customers. We believe our strategic decision to maintain capacity during slower periods and augment our core orthopedic business with complementary acquisitions has further strengthened Symmetry’s global competitive position.  We are successfully meeting current industry order flow while acquisitions have driven incremental revenue through strengthened existing and new customer relationships and cross selling opportunities. This is especially apparent at our New Bedford, Massachusetts manufacturing facility, which continues to exceed our output expectations. Most importantly, New Bedford allows us to leverage increased capacity at an opportunistic time, while deepening an important customer relationship and broadening our customer reach in the region.

Mr. Moore continued, “We continue to place a major emphasis on improving the operational and financial performance of our Sheffield, UK facility. Following a focus on meeting current and past due customer demand in the first quarter, our Sheffield team is implementing all of the strategic initiatives, processes and controls designed to improve its performance. We will continue executing this multi-faceted plan over the second half of 2008. We remain confident that our Sheffield facility will see improved performance in the third quarter and will remain on track to reach profitability in the fourth quarter of 2008.”

Financial Guidance

The following forward-looking estimates regarding 2008 earnings guidance are based on current market conditions and foreign currency comparisons. Actual results may differ materially, and we refer you to forward-looking statements located at the end of the press release.

For the full year 2008, the Company is increasing revenue guidance to a range of $410 million to $420 million, up from the previously announced range of $395 million to $405 million. This increase is based on current order flow and anticipated customer demand for the remainder of 2008.

For the full year 2008, the Company is reaffirming guidance for diluted earnings per share in the range of $0.75 to $0.77. This guidance includes an increased effective tax rate for 2008.  Regarding the Sheffield operating unit, the Company expects to incur a smaller net loss during the third quarter 2008 prior to the unit reaching profitability in the fourth quarter of 2008.

Conference Call

Symmetry Medical will host a conference all at 8:00 a.m. ET on August 6, 2008. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 831-6270 for domestic callers and (617) 213-8858 for international. The reservation number for both is 67440328. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through November 6, 2008. In addition, a telephonic replay of the call will be available until August 20, 2008. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 67505293.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “might,” “will,” “should,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the “Risk Factors” and “Forward Looking-Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$109,787	$69,713	$211,649	$134,436
Cost of Revenue	82,373	54,997	160,289	108,007

Gross Profit	27,414	14,716	51,360	26,429
Selling, general, and administrative expenses	14,926	8,030	29,309	15,681

Operating Income	12,488	6,686	22,051	10,748
Other (income) expense:
Interest expense	2,917	1,607	5,617	3,194
Derivatives valuation (gain)/loss	(1,381)	(278)	(215)	(16)
Other	(189)	(765)	(352)	(665)

Income before income taxes	11,141	6,122	17,001	8,235
Income tax expense	4,939	1,426	6,832	1,924
Net income	$6,202	$4,696	$10,169	$6,311

Net income per share:
Basic	$0.18	$0.13	$0.29	$0.18
Diluted	$0.18	$0.13	$0.29	$0.18

Weighted average common shares and equivalent shares outstanding:
Basic	35,155	35,119	35,154	35,046
Diluted	35,323	35,277	35,329	35,237

Symmetry Medical Inc.

Consolidated Balance Sheets

	June 28,	December 29,
	2008	2007
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$7,561	$12,089
Accounts receivables, net	63,653	42,992
Inventories	61,133	45,353
Refundable income taxes	5,167	6,516
Deferred income taxes	3,419	2,551
Derivative valuation asset	—	2
Other current assets	3,187	2,940

Total current assets	144,120	112,443
Property and equipment, net	121,974	100,424
Goodwill	154,068	141,985
Intangible assets, net of accumulated amortization	48,574	44,567
Other assets	2,283	1,011

Total Assets	$471,019	$400,430

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$33,744	$34,518
Accrued wages and benefits	11,582	10,922
Other accrued expenses	7,651	8,096
Income tax payable	7,101	2,394
Derivative valuation liability	82	74
Deferred income taxes	390	407
Revolving line of credit	11,283	6,511
Current portion of capital lease obligations	1,673	2,487
Current portion of long-term debt	17,562	10,900

Total current liabilities	91,068	76,309
Deferred income taxes	12,135	12,136
Derivative valuation liability	1,838	1,917
Capital lease obligations, less current portion	3,422	4,032
Long-term debt, less current portion	111,550	68,500

Total Liabilities	220,013	162,894

Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued June 28, 2008—35,795; December 29, 2007—35,444)	4	4
Additional paid-in capital	273,444	272,623
Retained earnings (deficit)	(35,357)	(45,526)
Accumulated other comprehensive income	12,915	10,435

Total Shareholders’ Equity	251,006	237,536

Total Liabilities and Shareholders’ Equity	$471,019	$400,430